Exhibit 3.3

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “TERAWULF INC.”, FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF FEBRUARY, A.D. 2023, AT 2:54 O`CLOCK P.M.

6011565 8100 SR# 20230663572	Authentication: 202774710 Date: 02-23-23
You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT
OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF

TERAWULF INC.

TeraWulf Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY THAT:

1.	The certificate of incorporation of the Corporation as heretofore in effect is hereby amended by replacing Article N, Section 4.1 with the following:

“4.1 Authorized Stock. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 500,000,000 shares, divided into (a) 400,000,000 shares of Common Stock, with the par value of $0.001 per share (the “Common Stock”), and (b) 100,000,000 shares of Preferred Stock, with the par value of $0.001 per share (the “Preferred Stock”). The authorized number of shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote, and no separate vote of such class or series of stock the authorized number of which is to be increased or decreased shall be necessary to effect such change.

The Board (as defined below) is hereby authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the shares of such series. The powers, designations, preferences and relative, participating, optional or other rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, may differ from those of any and all other series at any time outstanding.”

2.	The forgoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

[Signature Page Follows]

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:54 PM 02/23/2023
FILED 02:54 PM 02/23/2023
SR 20230663572 - FileNumber 6011565

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 23rd day of February , 2023.

TeraWulf Inc.

By:	/s/ Paul Prager
Name: Paul Prager
Title: Chief Executive Officer